Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference of our reports dated February 7, 2000 on the financial statements of MindSpring Enterprises, Inc. included in EarthLink, Inc.'s Forms 8-K dated July 7, 2000 and Form 10-K/A for the year ended December 31, 2000 in the Registration Statement on Form S-3 and to the use of our name in the "Experts" section.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
August 1, 2001